REFERENCE F1


                           NOVA PHARMACEUTICAL, INC
               AUDITED FINANCIAL STATEMENTS - DECEMBER 31,1998

                          NOVA PHARMACEUTICAL, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                             FINANCIAL STATEMENTS

                            AS OF DECEMBER 31, 1998

                                     WITH
                     INDEPENDENT AUDITOR'S REPORT THEREON

                         INDEX TO FINANCIAL STATEMENTS

                                                                  Page

Independent Auditor's Report.............................1

Financial Statements:


  Balance Sheet                                          2

  Statement of Operations and Accumulated
Deficit                                                  3

  Statement of Changes in Stockholders'
Equity                                                   4

  Statement of Cash Flows                                5

  Notes to Financial Statements                        6-10

  Supplemental Statement:


    Statement of Operating Expenses                     12





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To the Board of Directors
Nova Pharmaceutical, Inc.


We have audited the accompanying balance sheet of Nova Pharmaceutical, Inc., a development stage company, as of December 31, 1998 and the related statements of operations and accumulated deficit, changes in stockholders' equity, and statement of cash flows for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nova Pharmaceutical, Inc. as of December 31, 1998, and the result of its operations, changes in stockholders' equity and cash flows for the year ended December 31, 1998, in conformity with generally accepted accounting principles. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental statement of operating expenses is presented for the purposes of additional analysis and is not a required part of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Sarna & Company
Westlake Village, California
April 12, 1999

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

                           NOVA PHARMACEUTICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1998
                                    ASSETS
Current Assets
  Cash                                          $  103,644
  Accounts Receivable, Net                         399,527
  Inventory                                         66,751
  Prepaid Expenses                                 146,251
  Other Receivables                                 15,736
                                                ----------
    Total Current Assets                                    $  731,909
Property and Equipment                                          39,490
Other Assets
  Formulations                                     460,000
  Prepaid Royalties                                188,136
  Prepaid Licensing                                280,000
  Organizational Costs                               7,375
  Refundable Deposits                                2,600
                                                ----------
    Total Other Assets                                         938,111
                                                            ----------
Total Assets                                                $1,709,510
                                                            ==========
                     Liabilities and Stockholders' Equity
Current Liabilities
  Current Portion of Long Term Debt            $    5,000
  Accounts Payable and
     Accrued Expenses                             693,564
                                               ----------
    Total Current Liabilities                              $  698,564
Long Term Debt - Related Party                                625,730
                             Stockholders' Equity
  Common Stock
    $.001 Par Value,
    25,000,000 Shares Authorized,
    12,400,000 Shares Issued                12,400
  Additional Paid in Capital               955,000
  Accumulated Deficit                     (582,184)
   Total Stockholders' Equity                                385,216
                                                          ----------
Total Liabilities and Stockholders' Equity                $1,709,510
                                                          ==========

                      See Notes to Financial Statements
                                       2

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                           NOVA PHARMACEUTICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                     FOR THE YEAR ENDED DECEMBER 31, 1998

Revenues                                             $ 1,934,529

Cost of Sales
  Beginning Inventory                   $        0
  Direct Labor                              28,045
  Purchases                                732,507
                                        ----------
     Total Available                       760,552
  Less: Ending Inventory                   (66,751)
                                        ----------
Total Cost of Sales                                      693,801
                                                       ---------
Gross Profit                                           1,240,728

Operating Expenses
  Sales and Marketing                      985,044
  General and Administrative               837,868
                                        ----------
Total Operating Expenses                              (1,822,912)
                                                      ----------
Loss Before Provision for
  Income Taxes                                          (582,184)

Provision for Income Taxes                                    (0)
                                                      ----------
Net Loss                                                (582,184)

Deficit, Beginning
  of Year                                                    (0)
                                                      ----------
Accumulated Deficit, End of Year                      $(582,184)
                                                      ==========
Net Loss per Share                                    $   (0.05)
                                                      ==========
Weighted Average Shares Outstanding                   11,733,333
                                                      ==========
                      See Notes to Financial Statements
                                       3


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



                           NOVA PHARMACEUTICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                 STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                     FOR THE YEAR ENDED DECEMBER 31, 1998




                        Common Stock            Additional  Accumulated Total
                        Par Value $.001         Paid in     Deficit     Stockholders'
                      Shares      Amount        Capital                 Equity
                     -------------------        --------    ----------  -------------

Common Stock Issued
  Commencement of
  Operations             1,400,000    $1,400           $8,600 $  ----      $10,000


Common Stock Issued
  Upon Merger           10,000,000    10,000          937,400    ----      947,400


Common Stock Issued
  Upon Completion
  of Reg D Rule
  504 Filing             1,000,000     1,000            9,000    ----       10,000


Net Loss
  Year Ended
  December 31, 1998         ----        ----            ----   (582,184)  (582,184)
                         ------------------------------------------------------------
Balances
  December 31, 1998    12,400,000   $ 12,400        $ 955,000 $(582,184) $ 385,216
                       ==============================================================







                       See Notes to Financial Statements
                                       4

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                           NOVA PHARMACEUTICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENT OF CASH FLOWS
                     FOR THE YEAR ENDED DECEMBER 31, 1998

Cash Flows from Operating Activities:
   Net Loss                                           $ (582,184)
   Adjustments to Reconcile Net Income to
     Net Cash Provided by Operating Activities
       Depreciation                                        5,245
       Amortization                                       51,231
         (Increase) Decrease in:
           Accounts Receivable                         (399,527)
           Inventory                                    (66,751)
           Prepaid Expenses                            (665,618)
           Other Receivable                             (15,736)
           Other Assets                                  (9,975)
         Increase (Decrease) in:
           Accounts Payable and
             Accrued Expenses                            693,564
                                                      ----------
     Net Cash Used by Operating Activities             (989,751)
Cash Flows from Investing Activities:
   Acquisition of Formulations, for Stock  $(460,000)
   Purchases of Property and Equipment       (44,735)
                                           ---------
     Net Cash Used by Investing Activities             (504,735)
Cash Flows From Financing Activities:
   Debt Financing                            630,730
   Issuance of Common Stock                  967,400
                                           ---------
     Net Cash  Provided by Financing  Activities       1,598,130
                                                       ---------
Net Increase in Cash                                     103,644
Cash at  Beginning of Year                                     0
                                                       ---------
Cash at End of Year                                    $ 103,644
                                                       =========
Supplemental Disclosure of Cash Flow Information:
   Interest Paid                                      $   77,976
                                                       =========




                       See Notes to Financial Statements

                           NOVA PHARMACEUTICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
General
-------
Nova  Pharmaceutical,  Inc.  (referred  to as  the  "Company"  or  "Nova"),  was incorporated under the laws of the state of Nevada. The Company develops and sells various licensed medical and nutritional supplement products. Products are manufactured and packaged on a contract basis by others. The Company maintains executive and sales offices at Lake Elsinore, California.
Merger
------
The company completed a merger as of May 7, 1998 between Nova Pharmaceutical, Inc., an operating Nevada corporation and Nalbando Enterprises, Inc., an inactive Nevada corporation. The surviving corporation immediately changed its name to Nova Pharmaceutical, Inc. and initiated the closing of the original Nova Pharmaceutical, Inc. Financial results as presented represent the merged activity of the original operating Nova Pharmaceutical, Inc. The purpose of this merger was to provide additional expansion opportunities to the company.
Basis of Presentation
----------------------
The Company reports revenue and expenses using the accrual method of accounting for financial and tax reporting purposes.
Use of Estimates
----------------
Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principals. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.
Development Stage Company
--------------------------
Nova Pharmaceutical, Inc. meets the guidelines of SFAS No. 7 and as such is classified as a development stage company.
Pro Forma Compensation  Expense
--------------------------------
Nova accounts for costs of stock-based compensation in accordance with APB No. 25, "Accounting for Stock Based Compensation" instead of the fair value based method in SFAS No. 123. No stock options have been issued. Accordingly, no pro forma compensation expense is reported in these financial statements.
                                   6

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                          NOVA PHARMACEUTICAL, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                 NOTES  TO  FINANCIAL   STATEMENTS  -  (CONTINUED)
Inventories
-----------
Inventory is stated at the lower of cost (first in, first out) or market value. Inventory consists of products and packaging held for resale.
Property  and Equipment
-----------------------
Property and equipment are stated at historical cost. Depreciation, Amortization and Capitalization The Company records depreciation and amortization using both straight-line and declining balance methods over the estimated useful life of the assets (three to seven years). Expenditures for maintenance and repairs are charged to expense as incurred. Additions, major renewals and replacements that increase the property's useful life are capitalized. Property sold or retired, together with the related accumulated depreciation, is removed from the appropriate accounts and the resultant gain or loss is included in net income. Income Taxes
------------
The company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under statement 109, a liability method is used whereby deferred tax assets and liabilities are determined based on temporary differences between the basis used for financial reporting and income tax reporting purposes. Income taxes are provided based on tax rates in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not, that the Company will not realize the tax assets through future operations.
Fair Value of Financial Instruments
-----------------------------------
Financial accounting Standards Statement No. 107, "Disclosures About Fair Value of Financial Instruments", requires the Company to disclose, when reasonably attainable, the fair market values of its assets and liabilities which are deemed to be financial instruments. The Company's financial instruments consist primarily of cash and certain investments.

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                          NOVA PHARMACEUTICAL, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
Per Share Information
----------------------
The Company computes per share information by dividing the net loss for the period presented by the weighted average number of shares outstanding during such period.
NOTE 2 -  RECEIVABLE  FINANCING
The company  has entered  into a
receivable financing arrangement whereby the company borrows against certain receivables. The company receives immediate advances of 70% of the receivable balance and the company pays interest at the approximate rate of 2% per month. Financed receivables that are unpaid to Nova after 90 days must be replaced or paid by the company.
NOTE 3 - ASSETS ACQUIRED FOR STOCK
The Company has acquired
formulas, and has prepaid royalty and license amounts, solely through the issuance of common stock. These assets were acquired subject to various related accounts payable and accrued expenses.
NOTE 4 - LONG TERM DEBT
Long term debt at December 31, 1998 consists of:
   Note payable stockholder, unsecured, accruing interest at a rate of 6% per annum. Principal in the amount of $500,000, by written agreement with stockholder, to be converted to 100,000 shares of preferred stock at March 31, 1999. Preferred stock to be convertible to common stock at $5.00 per share three years from date of issuance, and earning dividends at an annual rate of 7% until conversion. All remaining principal and accrued interest balance of long-term debt to stockholder is due on January 31, 2001. This note payable contains a contingency clause that requires payment in full of the then outstanding balance of principal and accrued interest at such time as the Company raises capital from the sale of Company securities totaling
   $4,000,000 or more.                                         $ 625730

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                           NOVA PHARMACEUTICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO FINANCIAL STATEMENTS - (CONTINUED)
NOTE 4 - LONG TERM DEBT  (CONTINUED)
   Note payable related party, unsecured, accruing interest at a rate of 7% per annum. Principal and accrued interest are due and payable on
   December 31, 1999.                                               $   5000
                                                                      ------

     Total                                                            630730

     Less amount included in current liabilities                      (5000)
                                                                     -------
     Net Long Term Debt                                             $ 625730
                                                                     =======

NOTE 5 - PROVISION FOR INCOME TAXES
The provision for income taxes for the year ended December 31, 1998 represents the minimum state income tax expense of the company, which is not considered significant. Deferred income taxes will be provided for whenever there is a timing difference in recording revenues and expenses for financial versus tax reporting purposes. Tax benefits of current period losses are not reflected in these financial statements.
NOTE 6 - COMMITMENTS AND  CONTINGENCIES
Operating Leases
----------------
The company leases sales and office space under a noncancellable operating lease terminating on June 11, 2002. In connection with the lease arrangement, the Company is obligated to make rental payments of $2750 per month. The company also leases furniture and equipment under various operating leases. Future annual minimum rental and lease commitments are as follows:
                          Amounts
                          -------
                                    Furniture
           Year        Office       and Equipment
           ----        ------       -------------
           1999       $ 33000         $ 5194
           2000       $ 33000         $ 4128
           2001       $ 33000         $ 1996
           2002       $ 16500         $ 1996
           2003       $     0         $ 1331

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                          NOVA PHARMACEUTICAL, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO FINANCIAL STATEMENTS - (CONTINUED)


Litigation
-----------
The Company is not presently involved in any litigation.

Licensing and Consulting Agreements
-----------------------------------
The Company has currently entered into, and will continue to enter into, product licensing and royalty agreements that the Company's board of directors determines will enhance the Company's ability to market innovative products in a competitive field.

The  company  has  also  entered  into  various  employment  agreements.   Known
obligations on these contracts are included on these financial statements.

NOTE 7 - SUBSEQUENT EVENTS

In February 1999 the Company was cleared for quotation on the NQB Pink Sheets. Nova common shares began trading publicly in March 1999.

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                           SUPPLEMENTAL INFORMATION




























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                            NOVA PHARMACEUTICAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                        STATEMENT OF OPERATING EXPENSES
                     FOR THE YEAR ENDED DECEMBER 31, 1998



Sales and marketing
  Advertising                                     $  574,095
  Commissions                                        129,959
  Promotional Expense                                 84,232
  Printing                                            36,673
  Salaries                                           134,690
  Telephone Expense                                   25,395
                                                  ----------

    Total Sales and Marketing                     $  985,044
                                                  ==========

General and Administrative
  Allowance for Uncollectable Accounts            $   20,133
  Amortization Expense                                51,231
  Bank Charges                                         4,568
  Depreciation Expense                                 5,245
  Employers Tax Expense                               39,971
  Insurance Expense                                   74,517
  Interest Expense                                    77,976
  Legal and accounting                                63,630
  Licenses, Permits and Fees                           3,177
  Office supplies, postage, office exps               34,128
  Product Testing                                      1,792
  Rent Expense                                        27,779
  Royalty Expense                                     11,864
  Salaries - Administration                          230,670
  Shipping Expenses - Samples                        122,345
  Travel and Trade Shows                              66,673
  Utilities                                            2,169
                                                  ----------

    Total General and Administrative              $  837,868
                                                  ==========


                See Notes to Consolidated Financial Statements
                                      12


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